As filed with the Securities and Exchange Commission on April 14, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

PRETIUM RESOURCES INC.

(Exact name of Registrant as specified in its charter)
____________________

British Columbia, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
____________________

570 Granville Street, Suite 1600
Vancouver, British Columbia, Canada V6C 3P1
(604) 558-1784
 (Address, including zip code, of Registrant’s principal executive offices)
____________________

Incentive Stock Option Plan of Pretium Resources Inc.

(Full title of the plan)
____________________

Puglisi & Associates
(Name and address of agent for service)

850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Telephone number, including area code, of agent for service)
____________________

COPIES TO:

Joseph J. Ovsenek Pretium Resources Inc. 570 Granville Street, Suite 1600 Vancouver, British Columbia Canada V6C 3P1 (604) 558-1784	Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares (no par value)	1,500,000 shares(2)	$5.84	$8,760,000	$1,017.92

1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares of Pretium Resources Inc. (the “Registrant”), no par value (the “Common Shares”), that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(2)
Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange on April 9, 2015, which was US$5.84 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Incentive Stock Option Plan of Pretium Resources Inc. as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Pretium Resources Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus.  The Registrant will also furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered  pursuant to Rule 428(b) under the Securities Act.  Requests should be directed to the Corporate Secretary of Pretium Resources Inc. at Suite 1600 – 570 Granville Street, Vancouver, British Columbia, V6C 3P1, Canada, telephone: (604) 558-1784.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with or furnished to the Commission are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2014, filed with the Commission on March 31, 2015; and

2.	A description of the common shares of the Registrant included in Exhibit 99.1 to the Registrant’s Registration Statement on Form 40-F, filed with the Commission on January 9, 2012.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.  Also, the Registrant may incorporate by reference its future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Certain scientific and technical information incorporated by reference herein has been reviewed and verified by Kenneth C. McNaughton, who is the Registrant’s Vice President and Chief Exploration Officer and who holds 510,500 common shares of the Registrant and 1,600,000 options to purchase common shares of the Registrant, and Ian I Chang, who is the Registrant’s Vice President Project Development and who holds 2,553 common shares of the Registrant and 445,000 options to purchase common shares of the Registrant.

Item 6.	Indemnification of Directors and Officers

Sections 160 to 163 of the Business Corporations Act (British Columbia) provide as follows:

160 Subject to section 163, a company may do one or both of the following:

(a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

161 Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a) has not been reimbursed for those expenses, and

(b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

162 (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

163 (1) A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

(a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

(2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a) indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b) pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Part 20 of the Registrant’s Articles contain the following provisions with respect to the protection and indemnification of its directors and officers:

“Indemnification

20.1 Definitions.  In this Part 20:

(a) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b) “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director of the Company or an affiliate of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director of the Company or an affiliate of the Company:

(i) is or may be joined as a party; or

(ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c) “expenses” has the meaning set out in the Business Corporations Act;

20.2 Mandatory Indemnification of Directors and Former Directors. Subject to the Business Corporations Act, the Company must indemnify and advance expenses of a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3 Indemnification of Other Persons.  Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4 Non-Compliance with Business Corporations Act. The failure of a director or former director of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5 Company May Purchase Insurance.  The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a) is or was a director, officer, employee or agent of the Company;

(b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.”

The Registrant maintains Directors’ & Officers’ Liability and Fiduciary Liability insurance which protect it and individual directors and officers against claims made, provided they acted in good faith on its behalf, subject to policy restrictions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9.	Undertakings

The Registrant hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on the 14th day of April, 2015.

PRETIUM RESOURCES INC.

By:	/s/ Robert A. Quartermain
Name: Robert A. Quartermain
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Quartermain, President, Chief Executive Officer and Director of Pretium Resources Inc., and Joseph J. Ovsenek, Executive Vice President, Chief Development Officer and Director of Pretium Resources Inc., or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 14, 2015.

	Signature	Title

/s/	Robert A. Quartermain	President, Chief Executive Officer and Director
	Robert A. Quartermain	(Principal executive officer)

/s/	Tom S.Q. Yip	Chief Financial Officer and Director
	Tom S.Q. Yip	(Principal financial officer and principal accounting officer)

/s/	Christopher Noel Dunn	Director
Christopher Noel Dunn

/s/	Peter Birkey	Director
Peter Birkey

/s/	Ross Mitchell	Director
Ross Mitchell

/s/	Joseph J. Ovsenek	Director
Joseph J. Ovsenek

/s/	George Paspalas	Director
George Paspalas

/s/	Shaoyang Shen	Director
Shaoyang Shen

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Pretium Resources Inc. in the United States, on the 14th day of April, 2015.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

4.1*	Certificate of Incorporation of Pretium Resources Inc.
4.2*	Articles of Pretium Resources Inc.
4.3*	Incentive Stock Option Plan of Pretium Resources Inc. dated as of April 5, 2013.
5.1*	Opinion of Fasken Martineau DuMoulin LLP as to legality of the Common Shares.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accountant.
23.2*	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1 to this Registration Statement).
23.3*	Consent of Tetra Tech.
23.4*	Consent of Snowden Mining Industry Consultants Inc.
23.5*	Consent of AMC Mining Consultants (Canada) Ltd.
23.6*	Consent of ERM Rescan.
23.7*	Consent of BGC Engineering Inc.
23.8*	Consent of Alpine Solutions Avalanche Services.
23.9*	Consent of Valard Construction.
23.10*	Consent of Ian I Chang M.A.Sc., P.Eng.
23.11*	Consent of Kenneth C. McNaughton, M.A.Sc., P.Eng.
24.1*	Powers of Attorney (included on signature pages of this Part II).
_____________________
*           Filed herewith.